Exhibit 10.7

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is made as of October 14, 2020 (the “Effective Date”), by and among Medigus Ltd. an entity organized and existing under the laws of Israel (“Medigus”) the shareholders of Eventer Technologies Ltd., an entity organized and existing under the laws of Israel (the “Company”), listed on Exhibit A hereto (each, a “Shareholder” and collectively, the “Shareholders”), and Eli Uzan solely in its capacity as the representative of the Shareholders (the “Representative”).

RECITALS

WHEREAS, Medigus has entered into that certain Share Purchase Agreement by and between Medigus and the Company, pursuant to which Medigus acquired Ordinary Shares (the “SPA”) (terms not defined herein shall have the meaning given to them in the SPA);

WHEREAS, Medigus, the Company and the Shareholders agreed that, during the Exercise Period, each Shareholder shall have an option to transfer the Eventer Shares held by such Shareholder to Medigus in exchange for the issuance by Medigus of Medigus Shares, all in accordance with the terms herein (the “Share Exchange”);

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	DEFINITIONS.

1.1	“Exchange Date” means that date on which the Eventer Shares are exchanged for the benefit of the Medigus Shares

1.2	“Exercise Period” means the period commencing on the 2nd anniversary of the Effective Date and ending on the date that is 54 months following the Effective Date (i.e. 4 and a half years).

1.3	“Eventer FMV” means the fair market value of one Eventer Share at the time of Share Exchange, as shall be mutually determined by Medigus and the Shareholder exercising the Option; provided, however, that if Medigus and the Shareholder cannot agree on the fair market value of the Eventer Share, the fair market value shall be determined by calculating the average ratio of the market cap to EBIDTA (as published on the then most-recent annual audited financial statements) of two public companies in the industry of the Company (which, unless otherwise mutually agreed by Medigus and the Representative, shall be Live Nation Worldwide, Inc. and CTS Eventim AG) and multiplying such ration by the Company’s EBIDTA (as published on the then most-recent annual audited financial statements of the Company).

1.4	“Eventer Share Value” means the product obtained from multiplying the number of Eventer Shares held by a certain Shareholder by the Eventer FMV.

1.5	“Eventer Shares” means the Ordinary Shares of the Company, par value NIS 0.10, as may be adjusted from time to time following splits, issuance of bonus shares, etc.

1.6	“ITA” means the Israeli Tax Authority.

1.7	“ITO” means the Israeli Tax Ordinance (New Version), 1961, as amended, and all rules and regulations promulgated thereunder.

1.8	“Medigus Share Price” means the average closing price of one Medigus Share on the Tel Aviv Stock Exchange Ltd. (“TASE”) (or if Medigus Shares are not traded on TASE, on the principal market where such shares or ADSs representing such shares are traded) for a period of 60 consecutive trading days ending on (and including) the third trading day immediately prior to the Exchange Date.

1.9	“Medigus Shares” means Ordinary Shares of Medigus, NIS 1.00 par value.

1.10	“Revolving Loan Agreement” means that certain Revolving Loan Agreement by and between Medigus and the Company dated as of an even-date hereof.

1.11	“Securities Act” means the U.S. Securities Act of 1933, as amended.

1.12	“Valid Certificate” means a certificate, ruling, approval or any other written instructions issued by the ITA applicable to the Medgius Shares to be received by the applicable Shareholder indicating that no withholding (or reduced withholding or any other instructions regarding withholding) of Israeli tax is required with respect to the holder of such certificate, ruling or approval in form and substance satisfactory to Medgius.

2.	THE EXCHANGE.

2.1	THE OPTION. During the Exercise Period, and subject to Section 2.2, Section 2.3 and Section 3, the Representative, on behalf of all Shareholders, shall have an option to exchange all (but not less than all) of the Ordinary Shares held by the Shareholders in exchange for such number of Medigus Shares (the “Option”). The number of Medigus Shares into which a Shareholder’s Ordinary Shares shall be converted shall be determined by dividing: (a) such Shareholder’s Eventer Share Value, by (b) the Medigus Share Price, and rounding the resulting number down to the nearest whole number of shares of Medigus Shares.

2.2	LIMITATIONS. Notwithstanding Section 2.1, Medigus shall not be obligated to effect the Share Exchange on the Record Date (as such term is defined under the TASE rules and regulations) of: (i) a distribution of bonus shares; (ii) a rights offer; (iii) any distribution of dividends; (iv) a consolidation of the share capital of Medigus; (v) a share split; or (vi) a reduction of the share capital of Medigus (each of the aforementioned events shall be called: “Corporate Event”). In addition, if the Ex-Date (as such term is defined under the TASE rules and regulations) of a Corporate Event occurs before the Record Date of a Corporate Event, then the Option shall not be exercised on the Ex-Date. Medigus shall also not be required to effect the Share Exchange if Medigus’ Board of Directors determines, in its good faith judgement, that it would be materially detrimental to the Company and its shareholders to effect the Share Exchange on the requested date, then Medigus shall have the right to defer taking action for a period of not more than sixty (60) days after the request to effect the Share Exchange. Any delay to the Share Exchange caused as a result of this Section 2.2 shall extend the Exercise Period by the amount of days in which the Share Exchange was delayed.

2.3	NO EXCHANGE. Notwithstanding Section 2.1, the Shareholders shall not be entitled to effectuate the Share Exchange if: (i) the outstanding Advances (as defined in the Revolving Loan Agreement) are equal to, or greater than, US$ 600,000, unless approved by Medigus, at its discretion, or (ii) an Event of Default (as defined in the Revolving Loan Agreement) has occurred.

2.4	SPECIAL RIGHTS. Notwithstanding Section 2.1, if at any time prior to the Exercise Period, Medigus exercises any of its rights under 6.3 in the Restated Articles of Association, while the Representative has not affirmatively approved Medigus’s action (the date such actions shall be taken will be deemed the “Decision Date”), then in such case the Representative may, within sixty days from the Decision Date, request that Medigus either (i) effect the Share Exchange under the terms of this Agreement, or (ii) purchase all of the Eventer Shares held by the Shareholders for an amount per share equal to the Eventer Share Value. Medigus may, in its sole discretion, determine, whether it wishes to effect the Share Exchange or purchase the Eventer Shares.

3.	TAX MATTERS; WITHOLDING.

3.1	Notwithstanding any other provision of this Agreement to the contrary, Medgius shall be entitled to deduct and withhold from any consideration actually payable or otherwise deliverable to any Seller hereunder, including such portions of the Medigus Shares, actually payable or otherwise deliverable to the Shareholders such amounts as Medigus may be required to deduct or withhold therefrom under the ITO, or any legal requirement with respect to tax which is applicable to the making of such payment. To the extent that such amounts are so withheld by the Medigus, (i) such withheld amounts shall be treated for all purposes as having been paid to the Shareholder to whom or to which such amounts would otherwise have been paid; and (ii) such withheld amounts shall be remitted by Medigus to the applicable governmental entity.

3.2	Without limiting the generality of the foregoing, the parties hereto agree that, no withholding or a reduced amount of withholding under the ITO will be made from any consideration payable or otherwise deliverable hereunder to any Shareholder if such Shareholder provides Medgius with a Valid Certificate, at least five (5) business days prior to the time such payment of consideration is to be made.

3.3	For the avoidance of doubt, Medigus shall not be required to issue any Medigus Shares to any Shareholder, unless a Valid Certificate providing for a full exemption is delivered to Medigus by such Shareholder or that the applicable amounts required to be withheld are paid by such Shareholder. For the avoidance of doubt, Medigus shall have, in its sole discretion, the authority but not the obligation to withhold any taxes at the applicable rate, and consequently issue to each Shareholder its respective amount of Medgius Shares less such numbers of shares that represent the amount that was withheld at the source.

4.	REPRESENTATIONS.

4.1	Each Shareholder represents and warrants (severally and not jointly, with respect to itself only) to Medigus that the following representations and warranties are true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the applicable Exchange Date:

(a)	Authorization; Validity. Such Shareholder has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered and constitutes the lawful, valid and legally binding obligation of such Shareholder, enforceable in accordance with its terms and conditions except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium laws, and other laws of general application affecting the enforcement of creditors’ rights and remedies generally and general principles of equity.

(b)	Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by such Shareholder will not result in any violation or default reasonably expected to render the transactions contemplated hereby null, void and of no force and effect under: (a) any instrument, judgment, order, writ or decree which binds such Shareholder; (b) any note, indenture or mortgage applicable to such Shareholder; (c) any agreement or other instrument to which such Shareholder is a party or by which it is bound; or (d) any provision of any law, rule or regulation applicable to such Shareholder. Neither the execution and delivery of this Agreement and any other agreements contemplated hereby or ancillary hereto, nor the compliance, by such Shareholder with the terms and provisions hereof or thereof, will result in the creation or imposition of any liens, claims, encumbrances or third party rights of any kind in respect of the Eventer Shares exchanged and transferred by such Shareholder pursuant hereto.

(c)	Consents. Such Shareholder is not required to obtain any consent, approval, permit, declaration, registration, or authorization by, or filing with, any person, including any applicable court, governmental or regulatory authority, commission, administrative agency, or non-governmental third party, in connection with the execution and performance of this Agreement or the consummation of the transactions contemplated hereunder.

(d)	The Eventer Shares. Such Shareholder is the sole owner of the Eventer Shares set forth opposite its name in the Capitalization Table, beneficially and of record. At the applicable Exchange Date, the Eventer Shares exchanged by such Shareholder at such Exchange Date will be free and clear of any pledge, lien, hypothecation, encumbrance, charge, claim, or other security interest of any kind, or any other right of any third party (“Security Interest”), and upon transfer thereof to the Shareholder, Medigus will have good and valid title to such Eventer Shares, beneficially and of record, free and clear of any Security Interest, with the rights attached thereto under the Restated Articles.

(e)	Litigation. There is no action, suit, investigation or proceeding pending or, to such Shareholder’s knowledge, threatened against such Shareholder before any court, arbitrator or any governmental authority which, if determined or resolved in a manner adverse to such Shareholder, would reasonably be expected to challenge or seek to prevent, enjoin, alter or delay the transactions contemplated hereby.

(f)	Exchange for Own Account. The Shareholder is exchanging its Eventer Shares for its own account.

(g)	Sophisticated Shareholder. Such Shareholder acknowledges that following the applicable Exchange Date, such Shareholder will have no future participation in any Company gains, losses, profits or distributions with respect to the Eventer Shares exchanged by such Shareholder at such Exchange Date. If such Eventer Shares increase in value by any means, or if the Company’s equity becomes freely tradable and increases in value, such Shareholder acknowledges that it is voluntarily forfeiting any opportunity to share in any resulting increase in value from such Eventer Shares. Such Shareholder further acknowledges and represents that (a) it has not relied on any representation or statement of Medigus or the Company, nor of any of their respective officers, directors, employees or agents, regarding the present or future value of such Eventer Shares, or the advisability of the decision to exchange such Eventer Shares for the Medigus Shares, and (b) neither Medigus or the Company, nor any of their respective officers, directors, employees or agents, is acting as a fiduciary or financial or investment adviser to such Shareholder, or has given such Shareholder any investment advice, opinion or other information on whether the exchange of such Eventer Shares is prudent.

Such Shareholder further acknowledges that (i) Medigus currently may have, and/or later may come into possession of, information with respect to the Company that is not known to such Shareholder and that may be material to a decision to exchange the Eventer Shares at the applicable Exchange Date (“Shareholder Excluded Information”), (ii) it has elected to exchange such Eventer Shares notwithstanding its lack of knowledge of the Shareholder Excluded Information, and (iii) neither Medigus, the Company nor any of their officers, directors, employees, or agents shall have liability to such Shareholder, and such Shareholder waives and releases, any claims that it might have against any of the foregoing, whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Shareholder Excluded Information.

(h)	Tax Matters. Such Shareholder has had an opportunity to review with its tax advisers the federal, state, local, and/or foreign tax consequences of the transactions contemplated hereby, and such Shareholder is relying solely on such advisers and not on any statements or representations of Medigus, the Company, or any of their respective agents. Such Shareholder understands and acknowledges that the Shareholder (and not Medigus) shall be responsible for, and shall solely bear, all of the Shareholder’s tax liability (including withheld tax liabilities) and any and all related interest and penalties that may arise, or imposed by any taxing authority, domestic or foreign, as a result of or in connection with the transactions contemplated hereby.

(i)	No Bankruptcy. Such Shareholder is not insolvent, and there has been no request for, nor has there been issued, any bankruptcy decree against such Shareholder, whether temporary or permanent, nor has any legal, administrative or other proceeding concerning the bankruptcy of such Shareholder been commenced.

(j)	Each certificate, instrument, or book entry representing (i) the Medigus Shares, and (ii) any other securities issued in respect of the Medigus Shares, upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall be notated with a legend. The Medigus Shares will not be registered under the Securities Act or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available (such as in accordance with Section 144 of the Securities Act). The Shareholders are aware that Medigus is under no obligation to effect any such registration or to file for or comply with any exemption from registration. The sale and issuance of such securities have not and will not be registered under the Securities Act by reason of a specific exemption from registration which depends upon, among other things, the accuracy of the Shareholders’s representations as expressed herein.

4.2	Medigus represents and warrants to the Shareholders that the following representations and warranties are true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the applicable Exchange Date:

(a)	Authorization; Validity. Medigus is a duly incorporated or formed and validly existing under the laws of its respective jurisdiction of incorporation. Medigus has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered and, assuming due execution and delivery by the Shareholders, constitutes the valid and binding obligation of Medigus, enforceable in accordance with its terms and conditions except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium laws, and other laws of general application affecting the enforcement of creditors’ rights and remedies generally.

(b)	Consents. Medigus has obtained each consent, approval, permit, declaration, registration, and authorization of, and made each filing with, any person, including any applicable court, governmental or regulatory authority, commission, administrative agency, and non-governmental third party, if any, necessary to consummate the transactions contemplated hereunder.

(c)	Non Contravention. Neither the execution, delivery or performance by Medigus of this Agreement or any of the transaction documents to which it is a party, nor the consummation of the transactions contemplated hereunder and thereunder, will (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of (i) any provision of the organizational documents of Medigus, (ii) any applicable law, or (iii) any provision of any contract or agreement to which Medigus is party; or (b) otherwise give any person the right to (i) declare a default or exercise any remedy under any such contract or agreement, (ii) accelerate the maturity or performance of any such contract or agreement, or (iii) cancel, terminate or modify any such contract or agreement, in each case, except as would not have and would not reasonably be expected to have or result in an adverse effect on the ability of Medigus to consummate the transactions contemplated hereunder pursuant to the terms hereof or under the transaction documents.

(d)	Medigus Shares. All Medigus Shares to be issued to the Shareholders in connection with the Share Exchange will be, when issued, in accordance with the terms thereof, duly authorized, validly issued, fully paid an non-assessable.

5.	APPOINTMENT OF REPRESENTATIVE. Each Shareholder approves the designation of and designates the Representative as the representative of the Shareholder and as the attorney-in-fact and agent for and on behalf of each Shareholders for all purposes in connection with this Agreement, including with respect to the taking by the Representative of any and all actions in connection on deciding whether or not to effect the Share Exchange, and including but not limited, the exercise of the power to: (i) give and receive notices and communications to or Medigus relating to this Agreement, (ii) determine the Eventer FMV or authorize the identity and the appointment of an Appraiser, and (iii) agree to, object to, negotiate, resolve, enter into settlements and compromises in respect with this Agreement. The Shareholders shall be bound by all actions and decisions taken and consents and instructions given by the Representative in connection with this Agreement, and Medigus shall be entitled to rely on, and shall be relieved from any liability to any Shareholder for any acts done by them in accordance with, any such action, decision, consent or instruction of the Representative. After the Closing, notices or communications to or from the Representative shall constitute notice to or from each of the Shareholders.

6.	MISCELLANEOUS.

6.1	Expenses. Each Party shall bear its own expenses in connection with this Agreement. Without limiting the generality of the foregoing, any fees relating to the obtainment of a Valid Tax Certificate (including a ruling under Section 104H of the ITO) shall be borne by the Company. Notwithstanding the foregoing, the fees and expenses of the Appraiser shall be borne and paid for by the Company.

6.2	Confidentiality. Save as required for under applicable law, each Party hereby undertakes to the other Party to maintain the existence of this Agreement and its content in confidence, and not disclose or convey its content or existence to any person and/or entity whatsoever, other than as is reasonably required for the purpose of carrying out its obligations hereunder, without the prior written consent of the other Party.

6.3	Notices. Any communications between the parties hereto or notices provided herein to be given may be given by personal delivery or mailing the same, postage prepaid, to Medigus at Omer Industrial Park, No. 7A, P.O Box 3030, Omer 8496500, Israel and to Representative at Bezalel 4, Ramat Gan, Israel; or to such other address as either party may in writing hereafter indicate. Notices shall be deemed effective on the date received.

6.4	Assignment. Neither party shall assign this Agreement without the prior written consent of Medgius and the Representative. It is hereby clarified that to the extent a Shareholder transfers any of the Eventer Shares held by such Shareholder to any third party, such third Party shall not have any rights under this Agreement, including the right to exchange such Eventer Shares into Medigus Shares.

6.5	Severability. The illegality or unenforceability of any provision of this Agreement shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement.

6.6	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, disregarding its conflict of laws rules.

6.7	Separate Counterpart; Amendments. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may be amended only by an instrument in writing duly signed by all Medigus and the Representative.

6.8	Entire Agreement. This agreement supersedes any previous agreement between the parties in relation to the matters dealt with herein and represents the entire understanding between the parties with respect to such matters.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the Effective Date.

MEDIGUS LTD.

By:	/s/ Eli Yoresh
Name:	Eli Yoresh
Title:	Chairman

By:	/s/ Liron Carmel
Name:	Liron Carmel
Title:	Chief Executive Officer

EVENTER TECHNOLOGIES LTD.

By:	/s/ Eli Uzan
Name:	Eli Uzan
Title:	Chairman

By:	/s/ Julien Azoulay
Name:	Julien Azoulay
Title:	Chief Executive Officer

/s/ Eli Uzan
ELI UZAN, in his capacity as a Representative

IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the Effective Date.

/s/ Eli Uzan
ELI UZAN

/s/ Shenhav-Eventer L.P. Limited Partnership
SHENHAV-EVENTER L.P. LIMITED
PARTNERSHIP

/s/ Roee Grinblat
ROEE GRINBLAT

/s/Joeri Kreisberg
JOERI KREISBERG

/s/ Shalom Eshel
SHALOM ESHEL

/s/Menachem Finkelstein
MENACHEM FINKELSTEIN

/s/ Julien Azulay
ALTSHULER SHACHAM, in trust for Assaf Greenfield and Pola Umnitzin, by proxy granted to Julien Azulay

/s/ Assaf Greenfeld
ASSAF GREENFELD